Exhibit 10.6
SECOND AMENDMENT TO THE
CONNECTICUT WATER SERVICE, INC.
2004 PERFORMANCE STOCK PROGRAM
     WHEREAS, the Board of Directors of Connecticut Water Service, Inc. (the “Company”) adopted the Connecticut Water Service, Inc. 2004 Performance Stock Program (the “Plan”) on January 7, 2004 and the Company’s shareholders approved the Plan, effective April 23, 2004; and
     WHEREAS, the Company reserved the right to the Compensation Committee of the Board of Directors to amend the Plan in Section 14 thereof; and
     WHEREAS, the Plan was previously amended by a First Amendment thereto, dated December 1, 2005; and
     WHEREAS, the American Jobs Creation Act of 2004 added a new section 409A to the Internal Revenue Code of 1986, as amended; and
     WHEREAS, awards made under the Plan are subject to Section 409A; and
     WHEREAS, the Company wishes to further amend the Plan to make it compliant with Section 409A and regulations issued thereunder (collectively, “Section 409A”).
     NOW, THEREFORE, the Plan is amended as set forth below. The effective date of this amendment is January 1, 2008.
     1. Section 2(j) is amended in its entirety to read as follows:
     “(j) “Date of Grant” means the date on which the granting of an Award is authorized.”
     2. Section 7(e) is stricken in its entirety and the following is substituted in lieu thereof: “[Intentionally omitted].”

     3. Section 7(i) is deleted in its entirety and the following is substituted in lieu thereof: “[Intentionally omitted].”
     4. Section 8 is amended to read as follows:
“8. Performance Share or Cash Units
     (a) Award Grants. The Committee is authorized to establish performance programs to be effective over designated Award Periods determined by the Committee. The Committee may grant Awards of Performance Share Units or Performance Cash Units to Eligible Persons in accordance with such performance programs. The Committee shall determine the number of Performance Share Units of Performance Cash Units to be awarded, if any, to each Eligible person who is selected to receive such an Award. Before or within 90 days after the beginning of each Award Period to which the Performance Goals relate and on or before twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the Performance Goals are established) has elapsed, the Committee shall establish written Performance Goals based upon financial objectives for the Company or a Subsidiary for such Award Period and a schedule relating to the accomplishment of the Performance Goals to the Awards to be earned by Participants, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goals. Performance Goals may include absolute or relative growth in earnings per share, rate of return on stockholders’ equity, earnings per share, total stockholder return relative to peers, water quality, customer satisfaction, customer growth or other measurement of corporate performance and may be determined on an individual basis or by categories of Participants.
     (b) Determination of Award. At the completion of an Award Period, or at other times as specified by the Committee, the Committee shall calculate the number of shares of Stock or amount of cash earned with respect to each Participant’s Performance

Share Unit or Performance Cash Unit, as applicable, by multiplying the number of Performance Share Units and Performance Cash Units, as applicable, granted to the Participant by a performance factor representing the degree of attainment of the Performance Goals.
     (c) Payment of Performance Share or Cash Unit Awards. Performance Share Unit or Performance Cash Unit Awards shall be payable in the number of shares of Stock or that amount of cash determined in accordance with Section 8(b). The amount of any payment made in cash shall be based upon the Fair Market Value of the Stock on the business day prior to payment. Payments of Performance Cash Unit Awards shall be made between the March 1 and April 1 following completion of an Award Period. Performance Share Units shall be credited to the Participant’s Performance Share Account between the March 1 and April 1 following the completion of the Award Period and the requirements of any vesting schedule established by the Committee with respect to the Award have been satisfied.
     (i) Elections. Any election to have an Award or a portion of an Award credited to a Performance Share Account shall be made on a written form provided by the Company and shall be effective with respect to Awards that may be earned on and after the January 1 following the Company’s receipt of such form, provided that such form is received by the December 24 prior to the applicable January 1. Any such election shall be made only in increments of ten percent (10%) of the Award (rounded to the nearest whole share) and shall be effective only for Awards made during the year in which the election becomes effective.
     (ii) Performance Share Account. The Company shall maintain on its books and records a Performance Share Account to record its liability for future payments to the Participant or his beneficiary pursuant to the Plan. However, a Performance Share Account under the Plan shall constitute an unfunded arrangement; the Company shall not be required to segregate or earmark any of its assets for the benefit of the Participant or his beneficiary, and the amount reflected in a Performance Share Account shall be available for the Company’s general corporate purposes and shall be available to the Company’s general creditors. The amount reflected in a Performance Share Account shall not be subject in any manner to anticipation, alienation, transfer or assignment by the Participant or his or her beneficiary, and any attempt to anticipate, alienate, transfer or assign the same shall be void. Neither the Participant nor his or her beneficiary may assert any right or claim against any specific assets of the Company in respect of a Performance Share Account, and the Participant and his or her beneficiary shall have only a contractual right against the Company for the amount reflected in a Performance Share Account.
     Notwithstanding the foregoing, in order to pay amounts which may become due under the Plan in respect of a Participant’s Performance Share Account, the Company may establish a grantor trust (hereinafter the “Trust”) within the meaning of Section 671 of the Code. Some or all of the assets of the Trust may be dedicated to providing benefits to the Participants pursuant to the Plan, but, nevertheless, all assets of the Trust shall at all times remain subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.
     (iii) Dividend Equivalents. On every date on which a dividend or other distribution is paid with respect to Common Stock, commencing with the first such payment date after the date on which a Performance Share Unit is credited to a Participant’s Performance Share Account and continuing until such a Performance Share Unit is either forfeited or paid out, there shall be credited to the Participant’s Performance Share Account a Dividend Equivalent in respect of such Performance Share Unit. A Dividend Equivalent shall mean, with respect to a whole Performance Share Unit credited to a Participant’s Performance Share Account, a measure of value equal to the fractional share of Common Stock that could be purchased with the amount that would have been paid to the Participant as a dividend or other distribution if the Participant had owned a whole share of Common Stock in lieu of said whole Performance Share Unit, the date of such deemed purchase being the dividend payment date. Dividend Equivalents are expressed in the form of Performance Share Units.
     (iv) Participant Not a Stockholder. The Participant shall have no stockholder’s rights with respect to any shares of Common Stock in respect of which Performance Share Units are credited to his or her Performance Share Account.
     (v) Payments in Respect of Performance Shares.
     1. Separation from Service for Reasons Other than Death. In the event of a Participant’s Normal Termination or termination by reason of Disability, such Participant shall be entitled to receive payment in respect of the entire amount then credited to his or her Performance Share Account. For purposes of this Section 8, a Normal Termination or termination by reason of Disability shall be deemed to occur at the time the Participant experiences a separation from service, as that term is defined under Section 409A of the Code. Such payment shall be made in the form of the number of shares of Common Stock equal to the number of whole Performance Share Units then credited to the Participant’s Performance Share Account, including related Dividend Equivalents, with any fractional Performance Share Unit being paid in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. Said shares of Common Stock and any cash amount shall be transferred to the Participant sixty (60) days after the Participant’s separation from service. Notwithstanding the foregoing the foregoing sentence, if a Participant is “a specified employee,” as defined under Section 409A of the Code, at the time of termination, payment hereunder shall be made six (6) months following the date on which the Participant would have been paid, had he not been a specified employee on the date of termination.
     2. Death While Employed by the Company. In the event of a Participant’s death prior to separation from service, the Participant’s beneficiary shall be entitled to receive payment in respect of the entire amount then credited to his or her Performance Share Account. Such payment shall be made in the form of the number of shares of Common Stock equal to the number of whole Performance Share Units then credited to the Participant’s Performance Share Account, with any fractional Performance Share Unit being paid in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. Said shares of Common Stock and any cash amount shall be transferred to the Participant’s beneficiary sixty (60) days after the death of the Participant.

     3. Hardship Payment. Notwithstanding anything to the contrary herein, if the Committee, upon written petition of the Participant, determines, in the Committee’s sole discretion, that the Participant has suffered an unforeseeable emergency (as hereinafter defined), the Participant shall be entitled to receive, at the time of such determination, an amount not to exceed the lesser of (1) the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Committee; and (ii) the number of Whole Performance Share Units then credited to the Participant’s Performance Share Account. Such payment shall be made in cash. In the event of a hardship payment in respect of the Participant’s entire Performance Share Account, any fractional Performance Share Unit shall be paid in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. For purposes of the foregoing, an “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the need to pay for the funeral expenses of a spouse, a beneficiary or a department (as defined in Section 152 of the Code without regard to Section 152(a)(1), (b)(2), and (d)(1)(B)).
     (d) Adjustment of Performance Goals. The Committee may, during the Award Period, make such adjustments to Performance Goals as it may deem appropriate, to compensate for, or reflect (i) extraordinary or non-recurring events experienced during an Award Period by the Company or by any other corporation whose performance is relevant to the determination of whether Performance Goals have been attained; (ii) any significant changes that may have occurred during such Award Period in applicable accounting rules or principles or changes in the Company’s method of accounting or in that of any other corporation whose performance is relevant to the determination of whether an Award has been earned; (iii) any significant changes that may have occurred during such Award period in tax laws or other laws or rules or regulations that alter or affect the computation of the measures of Performance Goals used for the calculation of Awards; or (iv) any other factors which the Committee deems appropriate; provided, however, that no such change may increase the amount of an Award that would otherwise be payable to any Covered Employee.”
     5. Section 9(g) is deleted in its entirety and the following is substituted in lieu thereof: “[Intentionally omitted].”
     6. Section 11(q) (iii) is deleted in its entirety and the following is substituted in lieu thereof: “[Intentionally omitted].”
     7. Section 11(t) is deleted in its entirety and the following is substituted in lieu thereof: “[Intentionally omitted].”
     8. Except as hereby amended, the Plan remains in full force and effect.
     9. This Amendment is effective as of January 1, 2008.